Exhibit 99.1

HeartSciences Reports First Quarter Fiscal 2024 Financial Results

Southlake, TX, Sept. 14, 2023 (GLOBE NEWSWIRE) -- Heart Test Laboratories, Inc. d/b/a HeartSciences (Nasdaq: HSCS; HSCSW) ("HeartSciences" or the "Company"), an artificial intelligence (AI)-based medical technology company focused on transforming ECGs/EKGs to save lives through earlier detection of heart disease, today provided a business update and reported financial results for the first quarter fiscal 2024 ended July 31, 2023.

Key Milestones during Fiscal Q1 2024 and to date:

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Appointed FJ Medical as distributor for the Nordic countries of Denmark, Sweden, Norway and Finland;
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Engaged MedPhy Technologies as importer and distributor of MyoVista® wavECG™ and related supplies in India;
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Selected by PanaceaFlo Ltd to be used in its frontline cardiovascular risk screening evaluation study in Ireland. Initial screening to include 250 patients, in collaboration with the innovation Value Institute and Maynooth University College, Kildare;
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Adopted in commercial, clinical use with focus on preventative screening and diagnostics by Naya Imaging Center in Hvidore, Denmark;
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Expanded intellectual property portfolio, bringing total patents to 41 (nine U.S., 32 internationally); and
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Completed patient enrollment for the MyoVista® multi-center pivotal study; targeting FDA submission in late 2023.

Andrew Simpson, Chief Executive Officer of HeartSciences, said, “We welcomed our fiscal year 2024 with key advancements on our objective to become the technology of choice in frontline healthcare settings to help physicians screen and diagnose at risk patients earlier, with MyoVista® used in commercial, clinical practice settings for preventative care, as well as in clinical studies evaluating for cardiovascular risk screening.” Mr. Simpson added, “Despite the significant limitations for conventional ECG, we estimate the global diagnostic ECG market at $10 billion. By bringing new clinical capabilities to the ECG, we believe HeartSciences is at the forefront as we integrate AI technology to make the ECG a more valuable tool for heart disease screening and detection, potentially increasing the addressable market manyfold. We are targeting FDA submission of MyoVista® in late 2023 and are focused on increasing market awareness of our technology.”

There were no revenues for the first quarter of fiscal year 2024. As of July 31, 2023, cash and cash equivalents were approximately $576,000. In March 2023, the Company entered into an Equity Line with an institutional investor, providing for periodic sales of up to $15.0 million of the Company’s common stock at its sole discretion and, in September 2023, the Company entered into a senior unsecured promissory note for drawdowns up to $1,000,000. The Company continues to carefully manage costs.

Complete financial results have been filed in a Form 10-Q with the Securities and Exchange Commission and is available on the Company’s website.

About HeartSciences

Heart Test Laboratories, Inc. d/b/a HeartSciences is a medical technology company focused on applying innovative AI-based technology to an ECG (also known as an EKG) to expand and improve an ECG's clinical usefulness. Millions of ECGs are performed every week and the Company's objective is to improve healthcare by making an ECG a far more valuable cardiac screening tool, particularly in frontline or point-of-care clinical settings. HeartSciences' first product candidate for FDA clearance, the MyoVista® wavECG™, or the MyoVista®, is a resting 12-lead ECG that is also designed to provide diagnostic information related to cardiac dysfunction which has traditionally only been available through the use of cardiac imaging. The MyoVista® also provides conventional ECG information in the same test. The business model, which involves the use of the MyoVista® Device and consumables for each test, is expected to be "razor-razorblade" as the electrodes used with the MyoVista® are proprietary to HeartSciences, and new electrodes are required for every test performed.

For more information, please visit: https://www.heartsciences.com. Twitter: @HeartSciences

Contacts:

HeartSciences
Gene Gephart
+1-737-414-9213 (US)
info@heartsciences.com

Investors
Gilmartin Group
Vivian Cervantes
investorrelations@heartsciences.com